International Display Works Announces Record

Fiscal 2006 Second Quarter Financial Results

FOR IMMEDIATE RELEASE

For additional information contact:

Tom Lacey, CEO	or	Matthew Hayden, President
International DisplayWorks, Inc.		Hayden Communications, Inc.
(916) 797-6800		(858) 704-5065
matt@haydenir.com

Roseville, Calif., — June 8, 2006 — International DisplayWorks, Inc. (IDW) (NASDAQ: IDWK), a manufacturer and distributor of liquid crystal displays (LCDs), modules and assemblies, today announced financial results for the Company’s second quarter of fiscal 2006 which ended on April 30, 2006.

First Quarter Highlights:

•	Total revenues were a record $27.2 million, representing a 20.3 percent increase over the comparable quarter of FY05.
•	This represents the IDW’s 11th consecutive quarter of profitability.
•	The Company expanded and strengthened the management team by adding industry veterans Mr. Dwight D. Boliek as VP of Materials and Steve Gerisch as VP of Sales.
•	IDW successfully completed all factory qualifications for the Tier One cell phone customer.

“We delivered another record quarter from a revenue perspective, showing both sequential and year over year growth. We made two significant additions to our management team by retaining Dwight Boliek as VP of Materials and Steve Gerisch as VP of Sales. Both Dwight and Steve bring substantial procurement and sales expertise respectively, which we expect to benefit IDW as we implement initiatives to better position the Company for further growth,” commented Tom Lacey, Chairman and CEO.

“Our sales pipeline remains solid and we believe the recent progress with our Tier 1 OEM handset customer serves as a validation of our state of the art manufacturing process, high yield output capabilities and overall product quality which we believe will collectively enable us to win additional business”, Tom Lacey further commented.

Financial Results

“During the second quarter, we experienced solid revenue growth,” commented Joe Bedewi, the Company’s Chief Financial Officer.

The Company completed the second quarter with $61.4 million in cash and liquid investments as a result of the recently completed follow-on offering. During the quarter the Company used a portion of these proceeds to reduce debt by $12.9 million on its existing credit line.

“Our recently completed follow-on offering significantly strengthened our working capital position, which will enable us to support our current production ramps and future growth. Looking forward, our revenue guidance for the third fiscal quarter is $30 - $36 million,” Mr. Bedewi went on to state.

Teleconference Information

Management will discuss the results in a conference call today, June 8, at 4:30 p.m. Eastern time. Interested parties should call 888-243-6208 if calling within the United States or 973-582-2869 if calling internationally. There will be a playback available until June 15, 2006. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pass code 7416604 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at International DisplayWorks’ website at www.idwk.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until April 1, 2006 on either site.

About International DisplayWorks

International DisplayWorks, Inc. is a manufacturer and designer of high quality liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. IDW operates 466,000 square feet of manufacturing facilities in the People's Republic of China (PRC). Sales offices are located in US, Europe, Hong Kong, Singapore, and China. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwk.com.

NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.

TABLES TO FOLLOW

INTERNATIONAL DISPLAYWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

ASSETS	April 30,	October 31,
	2006	2005
	Unaudited	Audited
Current assets:
Cash and cash equivalents
Cash and cash equivalents	$ 11,053	$ 8,875
Cash in banks - restricted deposits	-	383
Total cash and cash equivalents	11,053	9,258
Trading securities, at market	50,311
Accounts receivable,
net of allowance for doubtful accounts of $5 and $36	25,768	21,776
Inventories	12,691	8,516
Prepaid expense and other current assets	2,814	1,939
Total current assets	102,637	41,489
Other assets
Deferred tax asset	1,218	262

Property, plant and equipment at cost, net	27,693	27,031
Total assets	$ 131,548	$ 68,782

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 17,962	$ 13,928
Accrued liabilities	3,446	3,835
Income taxes payable	257	163
Line of credit	-	12,953
Current portion of long term debt	2,521	2,545
Total current liabilities	24,186	33,424

Long-term debt, net of current portion	1,496	5

Total liabilities	25,682	33,429

Commitments and contingencies

Shareholders' equity
Preferred stock, par $0.001, 10,000,000 shares authorized,
none issued	-	-
Common stock, par $0.001, 100,000,000 shares authorized
44,478,579 and 31,971,629 shares issued and outstanding
at April 30, 2006 and October 31, 2005 respectively	44	32
Additional paid in capital	135,057	67,424
Accumulated deficit	(30,189)	(32,812)
Cumulative translation adjustment	954	709
Total shareholders' equity	105,866	35,353
Total liabilities and shareholders' equity	$ 131,548	$ 68,782

INTERNATIONAL DISPLAYWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except Share and per share data)

	For Six Months		For Three Months Ended
	April 30, 2006 Unaudited	April 30, 2005 Unaudited	April 30, 2006 Unaudited	April 30, 2005 Unaudited

Net sales	$ 50,763	$ 40,723	$ 27,241	$ 22,637
Cost of goods sold	42,292	32,960	22,972	18,517
Gross profit	8,471	7,763	4,269	4,120

Operating expenses:
General and administrative	4,817	3,695	2,395	1,777
Selling, marketing and customer service	1,354	1,174	691	584
Engineering, advanced design and production management	579	251	295	169
Total operating expenses	6,750	5,120	3,381	2,530

Operating income	1,721	2,643	888	1,590

Other income (expense):
Interest expense	(255)	(177)	79	(115)
Investment income, net	399	-	399	-
Other income	21	22	13	(2)
Total other expense	165	(155)	491	(117)

Income before taxes	1,886	2,488	1,379	1,473

Provision for income taxes	(737)	-	161	-

Net income	$ 2,623	$ 2,488	$ 1,218	$ 1,473

Basic and diluted income per common share
Basic	$ 0.07	$ 0.08	$ 0.03	$ 0.05

Diluted	$ 0.07	$ 0.08	$ 0.03	$ 0.05

Weighted average common shares outstanding
Basic	35,591,689	31,146,049	44,477,954	31,525,498

Diluted	36,969,771	32,131,389	45,856,036	32,510,838